Addendum No. 1 to Pricing Supplement No. IR-54 dated April 11, 2016, to the Product Supplement No. IR-I dated May 4, 2015, Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015	Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-202913 and 333-180300-03 September 6, 2016

Financial Products	$17,000,000 Fixed to Floating Rate Securities due April 14, 2026 Linked to the Performance of the 3-Month USD LIBOR

The securities are senior unsecured obligations of Credit Suisse AG, acting through its Nassau branch.

The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this addendum, the accompanying pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read Pricing Supplement No. IR-54 and the relevant Product Supplement and Prospectus Supplement, which describe the specific terms of the offered securities, together with the Prospectus.

This Addendum No. 1 to Pricing Supplement No. IR-54 sets forth the amended Original Issue Discount Schedule for the Fixed to Floating Rate Securities due April 14, 2026 Linked to the Performance of the 3-Month USD LIBOR. For more information, see “Material U.S. Federal Income Tax Considerations” in the accompanying pricing supplement.

Credit Suisse

September 6, 2016

Credit Suisse, Nassau Branch

Fixed to Floating Rate Securities due April 14, 2026

Linked to the Performance of the 3-Month USD LIBOR

Original Issue Discount Schedule

Principal Amount: $17,000,000

Payment	Beginning	Accrual	Projected	Ending	Qualified	Original Issue	Original Issue
Dates	Adjusted Issue		Payment	Adjusted Issue	Stated	Discount	Discount
	Price			Price	Interest		(Daily)
14-Jul-16	$17,000,000.00	$106,336.09	$199,849.88	$16,906,486.22	$79,893.63	$26,442.47	$293.81
14-Oct-16	$16,906,486.22	$105,751.16	$199,849.88	$16,812,387.50	$79,893.63	$25,857.53	$287.31
14-Jan-17	$16,812,387.50	$105,162.56	$199,849.88	$16,717,700.19	$79,893.63	$25,268.94	$280.77
14-Apr-17	$16,717,700.19	$104,570.29	$199,849.88	$16,622,420.61	$79,893.63	$24,676.66	$274.19
14-Jul-17	$16,622,420.61	$103,974.31	$199,849.88	$16,526,545.04	$79,893.63	$24,080.68	$267.56
14-Oct-17	$16,526,545.04	$103,374.60	$199,849.88	$16,430,069.77	$79,893.63	$23,480.98	$260.90
14-Jan-18	$16,430,069.77	$102,771.14	$199,849.88	$16,332,991.04	$79,893.63	$22,877.52	$254.19
14-Apr-18	$16,332,991.04	$102,163.91	$199,849.88	$16,235,305.07	$79,893.63	$22,270.28	$247.45
14-Jul-18	$16,235,305.07	$101,552.88	$79,893.63	$16,256,964.32	$79,893.63	$21,659.25	$240.66
14-Oct-18	$16,256,964.32	$101,688.36	$79,893.63	$16,278,759.06	$79,893.63	$21,794.73	$242.16
14-Jan-19	$16,278,759.06	$101,824.68	$79,893.63	$16,300,690.11	$79,893.63	$21,931.06	$243.68
14-Apr-19	$16,300,690.11	$101,961.86	$79,893.63	$16,322,758.35	$79,893.63	$22,068.24	$245.20
14-Jul-19	$16,322,758.35	$102,099.90	$79,893.63	$16,344,964.63	$79,893.63	$22,206.28	$246.74
14-Oct-19	$16,344,964.63	$102,238.80	$79,893.63	$16,367,309.81	$79,893.63	$22,345.18	$248.28
14-Jan-20	$16,367,309.81	$102,378.58	$79,893.63	$16,389,794.76	$79,893.63	$22,484.95	$249.83
14-Apr-20	$16,389,794.76	$102,519.22	$79,893.63	$16,412,420.36	$79,893.63	$22,625.60	$251.40
14-Jul-20	$16,412,420.36	$102,660.74	$79,893.63	$16,435,187.48	$79,893.63	$22,767.12	$252.97
14-Oct-20	$16,435,187.48	$102,803.15	$79,893.63	$16,458,097.01	$79,893.63	$22,909.53	$254.55
14-Jan-21	$16,458,097.01	$102,946.46	$79,893.63	$16,481,149.84	$79,893.63	$23,052.83	$256.14
14-Apr-21	$16,481,149.84	$103,090.65	$79,893.63	$16,504,346.87	$79,893.63	$23,197.03	$257.74
14-Jul-21	$16,504,346.87	$103,235.75	$79,893.63	$16,527,688.99	$79,893.63	$23,342.13	$259.36
14-Oct-21	$16,527,688.99	$103,381.76	$79,893.63	$16,551,177.12	$79,893.63	$23,488.13	$260.98
14-Jan-22	$16,551,177.12	$103,528.68	$79,893.63	$16,574,812.18	$79,893.63	$23,635.05	$262.61
14-Apr-22	$16,574,812.18	$103,676.52	$79,893.63	$16,598,595.07	$79,893.63	$23,782.89	$264.25
14-Jul-22	$16,598,595.07	$103,825.28	$79,893.63	$16,622,526.72	$79,893.63	$23,931.65	$265.91
14-Oct-22	$16,622,526.72	$103,974.97	$79,893.63	$16,646,608.07	$79,893.63	$24,081.35	$267.57
14-Jan-23	$16,646,608.07	$104,125.60	$79,893.63	$16,670,840.05	$79,893.63	$24,231.98	$269.24
14-Apr-23	$16,670,840.05	$104,277.18	$79,893.63	$16,695,223.60	$79,893.63	$24,383.55	$270.93
14-Jul-23	$16,695,223.60	$104,429.70	$79,893.63	$16,719,759.67	$79,893.63	$24,536.07	$272.62
14-Oct-23	$16,719,759.67	$104,583.17	$79,893.63	$16,744,449.22	$79,893.63	$24,689.55	$274.33
14-Jan-24	$16,744,449.22	$104,737.61	$79,893.63	$16,769,293.20	$79,893.63	$24,843.98	$276.04

14-Apr-24	$16,769,293.20	$104,893.01	$79,893.63	$16,794,292.58	$79,893.63	$24,999.38	$277.77
14-Jul-24	$16,794,292.58	$105,049.38	$79,893.63	$16,819,448.34	$79,893.63	$25,155.76	$279.51
14-Oct-24	$16,819,448.34	$105,206.73	$79,893.63	$16,844,761.45	$79,893.63	$25,313.11	$281.26
14-Jan-25	$16,844,761.45	$105,365.07	$79,893.63	$16,870,232.89	$79,893.63	$25,471.44	$283.02
14-Apr-25	$16,870,232.89	$105,524.39	$79,893.63	$16,895,863.65	$79,893.63	$25,630.77	$284.79
14-Jul-25	$16,895,863.65	$105,684.71	$79,893.63	$16,921,654.74	$79,893.63	$25,791.09	$286.57
14-Oct-25	$16,921,654.74	$105,846.04	$79,893.63	$16,947,607.16	$79,893.63	$25,952.41	$288.36
14-Jan-26	$16,947,607.16	$106,008.37	$79,893.63	$16,973,721.90	$79,893.63	$26,114.75	$290.16
14-Apr-26	$16,973,721.90	$106,171.72	$17,079,893.63	$0.00	$79,893.63	$26,278.10	$291.98

Principal Amount: $1,000

Payment	Beginning	Accrual	Projected	Ending	Qualified	Original Issue	Original Issue
Dates	Adjusted Issue		Payment	Adjusted Issue	Stated	Discount	Discount
	Price			Price	Interest		(Daily)
14-Jul-16	$1,000.00	$6.26	$11.76	$994.50	$4.70	$1.56	0.017283
14-Oct-16	$994.50	$6.22	$11.76	$988.96	$4.70	$1.52	0.016900
14-Jan-17	$988.96	$6.19	$11.76	$983.39	$4.70	$1.49	0.016516
14-Apr-17	$983.39	$6.15	$11.76	$977.79	$4.70	$1.45	0.016129
14-Jul-17	$977.79	$6.12	$11.76	$972.15	$4.70	$1.42	0.015739
14-Oct-17	$972.15	$6.08	$11.76	$966.47	$4.70	$1.38	0.015347
14-Jan-18	$966.47	$6.05	$11.76	$960.76	$4.70	$1.35	0.014953
14-Apr-18	$960.76	$6.01	$11.76	$955.02	$4.70	$1.31	0.014556
14-Jul-18	$955.02	$5.97	$4.70	$956.29	$4.70	$1.27	0.014156
14-Oct-18	$956.29	$5.98	$4.70	$957.57	$4.70	$1.28	0.014245
14-Jan-19	$957.57	$5.99	$4.70	$958.86	$4.70	$1.29	0.014334
14-Apr-19	$958.86	$6.00	$4.70	$960.16	$4.70	$1.30	0.014424
14-Jul-19	$960.16	$6.01	$4.70	$961.47	$4.70	$1.31	0.014514
14-Oct-19	$961.47	$6.01	$4.70	$962.78	$4.70	$1.31	0.014605
14-Jan-20	$962.78	$6.02	$4.70	$964.11	$4.70	$1.32	0.014696
14-Apr-20	$964.11	$6.03	$4.70	$965.44	$4.70	$1.33	0.014788
14-Jul-20	$965.44	$6.04	$4.70	$966.78	$4.70	$1.34	0.014880
14-Oct-20	$966.78	$6.05	$4.70	$968.12	$4.70	$1.35	0.014974
14-Jan-21	$968.12	$6.06	$4.70	$969.48	$4.70	$1.36	0.015067
14-Apr-21	$969.48	$6.06	$4.70	$970.84	$4.70	$1.36	0.015161
14-Jul-21	$970.84	$6.07	$4.70	$972.22	$4.70	$1.37	0.015256
14-Oct-21	$972.22	$6.08	$4.70	$973.60	$4.70	$1.38	0.015352
14-Jan-22	$973.60	$6.09	$4.70	$974.99	$4.70	$1.39	0.015448
14-Apr-22	$974.99	$6.10	$4.70	$976.39	$4.70	$1.40	0.015544
14-Jul-22	$976.39	$6.11	$4.70	$977.80	$4.70	$1.41	0.015642
14-Oct-22	$977.80	$6.12	$4.70	$979.21	$4.70	$1.42	0.015739
14-Jan-23	$979.21	$6.13	$4.70	$980.64	$4.70	$1.43	0.015838
14-Apr-23	$980.64	$6.13	$4.70	$982.07	$4.70	$1.43	0.015937
14-Jul-23	$982.07	$6.14	$4.70	$983.52	$4.70	$1.44	0.016037
14-Oct-23	$983.52	$6.15	$4.70	$984.97	$4.70	$1.45	0.016137
14-Jan-24	$984.97	$6.16	$4.70	$986.43	$4.70	$1.46	0.016238
14-Apr-24	$986.43	$6.17	$4.70	$987.90	$4.70	$1.47	0.016339
14-Jul-24	$987.90	$6.18	$4.70	$989.38	$4.70	$1.48	0.016442
14-Oct-24	$989.38	$6.19	$4.70	$990.87	$4.70	$1.49	0.016545
14-Jan-25	$990.87	$6.20	$4.70	$992.37	$4.70	$1.50	0.016648

14-Apr-25	$992.37	$6.21	$4.70	$993.87	$4.70	$1.51	0.016752
14-Jul-25	$993.87	$6.22	$4.70	$995.39	$4.70	$1.52	0.016857
14-Oct-25	$995.39	$6.23	$4.70	$996.92	$4.70	$1.53	0.016962
14-Jan-26	$996.92	$6.24	$4.70	$998.45	$4.70	$1.54	0.017068
14-Apr-26	$998.45	$6.25	$1,004.70	$0.00	$4.70	$1.55	0.017175

Credit Suisse